ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.
REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Addison, Texas, May 12, 2008; ULURU Inc. (AMEX: ULU) today reported financial results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, the net loss attributable to common stockholders was $1,815,000, or $0.03 per share, compared to a net loss of $847,000, or $0.01 per share, for the corresponding period in 2007.  The first quarter 2008 net loss was impacted by non-cash expenses of $497,000, which included  stock option expense, amortization, and depreciation of $208,000, $269,000 and $20,000, respectively, whereas the first quarter 2007 net loss included non-cash expenses of $385,000, which included  stock option expense, amortization, and depreciation of $103,000, $265,000 and $17,000, respectively.

Income Statement
Revenues for the first quarter of 2008 were $256,000, compared with $384,000 for the same period last year.  The decrease of $127,000 in revenues is comprised of a decrease in licensing of $124,000 and a decrease in sponsored research of $190,000, as both of the prior year revenue components were non-recurring.  These two decreases were partially offset by an increase of $20,000 in royalty income associated with our Zindaclin® product and $167,000 in Aphthasol® product sales to our domestic distributor.

Total costs and expenses, including amortization and depreciation, increased by $753,000 in the first quarter of 2008 to $2,196,000, compared with the corresponding period in 2007 where total costs and expenses, including amortization and depreciation, were $1,443,000.  The overall expense increase is primarily attributable to increases in Research and Development of $310,000, increases in General and Administrative of $298,000, and Cost of Goods Sold of $138,000.  The increased Research and Development costs were comprised of increases in direct research costs of $116,000 primarily for Altrazeal, increases for our clinical testing programs of $89,000, and additional scientific personnel costs, including stock option expense, of approximately $96,000.  The increased General and Administrative expenses were comprised of increases in personnel costs of $279,000 that includes $122,000 of expense for stock option grants and an increase in our executive staff due to the hiring of our Executive Vice President of Operations,.  Other factors affecting the increase in General and Administrative expense were costs of approximately $95,000 associated with the implementation of our sales and marketing program for our Altrazeal™ wound dressing.  These increases were partially offset by cost decreases for legal and accounting/auditing services of $92,000, collectively.  The increase in Cost of Sales for 2008 of $138,000 is attributable to the fact that we did not manufacture any finished goods in the first quarter of last year.

Interest and miscellaneous income decreased in the first quarter of 2008 to $125,000 as compared with $214,000 for the same period in the previous year.  The decrease of $89,000 is attributable to a decrease in interest income due to lower cash balances in 2008 versus prior year.

Balance Sheet
Cash and cash equivalents totaled $13,171,000 at March 31, 2008, a decrease of $809,000 as compared to our cash and cash equivalents at December 31, 2007 of $13,980,000.   The decrease in net cash for the quarter ended March 31, 2008 was due to several factors; the expenditure of $375,000 for the purchase of manufacturing equipment for commercial scale-up of our OraDisc™ and Altrazeal® products and the net cash used for operations of approximately $1,081,000.  These net cash decreases were partially offset by the receipt of a $600,000 milestone from our OraDisc™B licensee.

Overview
Commenting on the financial results, Kerry P. Gray, President and CEO stated, “The first quarter operating results are in line with our operating plan.  With the launch of Altrazeal™, the associated production scale-up expense, and the investment in establishing our commercial organization, we had projected a significant increase in our operating expenses to support these activities.  During the upcoming quarters, we will continue to invest in Altrazeal™, both in increasing our commercial activities with the hiring off our sales force and in product development for a silver-containing product line extension.  The cash impact of these investments is projected to be offset by licensing income, from both existing agreements and planned new agreements.”

“During the first quarter, the focus of our organization has been on the launch of Altrazeal™.  Significant efforts have been devoted to both the commercial scale-up and developing the promotional strategy for the product.  The production scale-up was achieved at a scale double that which was originally planned with the potential to increase this by double again.  This will have a very favorable impact on the projected product cost for Altrazeal™.  The market research, which was completed in April 2008, clearly identified the market needs and where Altrazeal™ should be positioned.  Also, this research was designed to provide data on product pricing which clearly indicates the potential for a premium priced wound dressing product.”

Mr. Gray continued, “We are entering an extremely exciting growth phase of the Company.  The Company has been converted from a development focused organization to a commercial operation over the past four months.  The market research and response from key opinion leaders to Altrazeal™ has been very positive.  As our first wound dressing product goes to market, our product development efforts are now focused on the next generation wound dressing product,  a silver containing product which will enable us to compete in this growing segment of the market.”

About ULURU Inc.:

ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing our innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the expected launch of our wound dressing product, development of a silver containing product, impact on cost of the production scale-up, the launch of additional products, and our expectation that our licensing fees will increase and offset increased expenses. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology, pre-clinical results for our products and advantages of our products. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA
(Unaudited)

	Three Months Ended March 31,
	2008	2007
REVENUES
License fees	$13,771	$138,050
Royalty income	75,574	55,461
Product sales	166,473	---
Other	---	190,000
Total Revenues	255,818	383,511

COSTS AND EXPENSES
Cost of goods sold	137,614	---
Research and development	875,216	565,408
General and administrative	893,235	595,239
Amortization	269,185	265,543
Depreciation	20,272	16,703
Total Costs and Expenses	2,195,522	1,442,893

OPERATING (LOSS)	(1,939,704)	(1,059,382)

Other Income (Expense)
Interest and miscellaneous income	125,045	213,805
Interest expenses	---	(1,574)

(LOSS) BEFORE INCOME TAXES	(1,814,659)	(847,151)

Income taxes	---	---

NET (LOSS)	$(1,814,659)	$(847,151)

Basic and diluted net (loss) per common share	$(0.03)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	62,429,586	60,729,997

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2008	December 31, 2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$13,171,228	$13,979,828
Current assets	14,550,448	15,536,146
Property and equipment, net	1,883,995	1,532,881
Other assets	10,788,357	11,053,976
Total assets	27,222,800	28,123,003

Current liabilities	1,509,245	1,389,989
Long term liabilities – deferred revenue	1,035,619	495,281
Total liabilities	2,544,864	1,885,270
Total stockholders’ equity	24,677,936	26,237,733